Exhibit 99.1

News Release

For Immediate Release	CONTACT:
Blaine Davis
(610) 459-7158

ENDO PHARMACEUTICALS REPORTS

STRONG THIRD QUARTER FINANCIAL RESULTS

•	18% Growth in Net Sales Driven by Demand for Branded Products

•	Adjusted EPS of $0.64 from Operations, up 39% from 2007

•	Raises 2008 Adjusted EPS Guidance Range to $2.26 - $2.30

CHADDS FORD, Pa., October 30, 2008—Endo Pharmaceuticals (Nasdaq: ENDP) today reported double-digit growth in net sales and adjusted earnings for the third quarter of 2008.

Net sales during the third quarter of 2008 increased 18% to $316.8 million compared with $269.5 million in the third quarter of 2007. Net income for the three months ended September 30, 2008 was $68.2 million compared with $59.1 million in the comparable 2007 period. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended September 30, 2008 was $76.1 million compared with $61.6 million in the same period in 2007.

Diluted earnings per share for the three months ended September 30, 2008 were $0.57 compared with $0.44 in the third quarter of 2007. Adjusted diluted earnings per share for the three months ended September 30, 2008 were $0.64 compared with $0.46 in the same period in 2007.

Net sales for the nine months ended September 30, 2008 were $913.2 million compared with $781.0 million in the comparable 2007 period. Diluted earnings per share for the nine months ended September 30, 2008 were $1.48 compared with $1.31 in the comparable 2007 period. Adjusted diluted earnings per share for the nine months ended September 30, 2008 were $1.70 compared with $1.40 in the same period in 2007.

Selected Product Review

LIDODERM®: For the quarter ended September 30, 2008, net sales of LIDODERM increased 11% to $194.1 million compared with $174.3 million in the same period a year ago. Prescription volume for LIDODERM increased 7% in the third quarter of 2008 versus the comparable 2007 period. For the nine months ended September 30, 2008, net sales of LIDODERM increased 13% to $559.7 million compared with $496.9 million in the same period a year ago. Prescription volume for LIDODERM increased 8% in the nine months of 2008 versus the comparable 2007 period.

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OPANA® ER and OPANA®: Combined net sales for the OPANA franchise increased 73% to $41.5 million for the third quarter 2008 compared with $24.0 million in the same period a year ago. Prescription volume for OPANA ER and OPANA increased 80% in the third quarter 2008 versus the comparable 2007 period. For the nine months ended September 30, 2008, net sales for the OPANA franchise increased 64% to $128.2 million compared with $78.3 million in the same period a year ago. The 2007 nine month results include the recognition of $13.8 million in deferred revenue for commercial shipments of OPANA ER and OPANA made to customers in 2006.

PERCOCET®: Net sales of PERCOCET were $31.4 million for the three months ended September 30, 2008 compared with $31.6 million in the same period in 2007. Net sales of PERCOCET were $96.6 million for the nine months ended September 30, 2008 compared with $91.2 million in the same period in 2007.

FROVA®: Net sales of FROVA were $14.3 million for the three months ended September 30, 2008 compared with $13.5 million for the same period in 2007. Prescription volume increased 11% for the first nine months of 2008 versus the comparable 2007 period. For the nine months ended September 30, 2008, net sales of FROVA were $41.2 million compared with $38.4 million in the same period in 2007.

VOLTAREN® GEL: Net sales of VOLTAREN GEL were $11.3 million for the nine months ended September 30, 2008.

Generic Products: For the third quarter of 2008, net sales from the company’s generic products were $22.4 million compared with $23.3 million in the same period in 2007. For the nine months ended September 30, 2008, net sales of the company’s generic products were $68.2 million compared with $68.4 million in the same period in 2007.

Share Repurchase Program: Under the company’s authorized share repurchase program approved in April 2008 by Endo’s board of directors, the company has repurchased 17.7 million shares.

2008 Financial Guidance

Endo Pharmaceuticals raises its full-year 2008 earnings guidance range for adjusted fully diluted earnings per share from $2.15-$2.19 to $2.26-$2.30. The company reiterates guidance for 2008 annual net sales to be between $1.245 billion and $1.280 billion. The financial guidance for 2008 excludes the impact of any future business development transactions or acquisitions, estimated milestone payments to partners, certain contract termination costs, the expensing of stock-based compensation charges, certain separation benefits, and any asset impairment charges.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 10:00 a.m. ET. Investors and other interested parties may call 800-591-6930 (domestic) or 617-

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614-4908 (international) and enter code 75851962. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from October 30 at 1:00 p.m. ET until 12:00 a.m. ET on November 6 by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 83201262. A simultaneous webcast of the call may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on November 6. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

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Supplemental Financial Information

The following tables provide a reconciliation of our GAAP statements of operations to our Adjusted statements of operations for each of the three months ended September 30, 2008 and September 30, 2007 (Certain prior period amounts have been reclassified to conform to the current period presentation) (in thousands, except per share data):

	Three Months Ended September 30, 2008 (Unaudited)
	Actual (GAAP)	Stock-based compensation expense	Upfront and milestone payments to partners	Separation benefits	Contract termination costs	Impairment of long- lived assets	Adjusted
Net sales	$316,768	—	—	—	—	—	$316,768

Costs and expenses:
Costs of sales	71,027	—	—	—	—	—	71,027
Selling, general and administrative	116,249	(4,388)	—	(1,561)	(540)	(1,482)	108,278
Research & development	22,165	(367)	—	—	(4,551)	—	17,247

Operating income	107,327	4,755	—	1,561	5,091	1,482	120,216
Interest expense	2,830	—	—	—	—	—	2,830
Interest and other income	(5,017)	—	—	—	—	—	(5,017)

Income before income taxes	109,514	4,755	—	1,561	5,091	1,482	122,403
Income taxes	41,268						46,264

Net income	$68,246						$76,139

Diluted earnings per share	$0.57						$0.64
Diluted weighted average shares	119,954						119,794

	Three Months Ended September 30, 2007 (Unaudited)
	Actual (GAAP)	Stock-based compensation expense	Upfront and milestone payments to partners	Separation benefits	Contract termination costs	Impairment of long- lived assets	Adjusted
Net sales	$269,470	—	—	—	—	—	$269,470

Costs and expenses:
Costs of sales	51,009	—	—	—	—	—	51,009
Selling, general and administrative	109,833	(3,320)	—	—	—	—	106,513
Research & development	28,290	(387)	(439)	—	—	—	27,464

Operating income	80,338	3,707	439	—	—	—	84,484
Interest expense	43	—	—	—	—	—	43
Interest and other income	(9,776)	—	—	—	—	—	(9,776)

Income before income taxes	90,071	3,707	439	—	—	—	94,217
Income taxes	30,924						32,582

Net income	$59,147						$61,635

Diluted earnings per share	$0.44						$0.46
Diluted weighted average shares	134,611						134,621

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The following tables provide a reconciliation of our GAAP statements of operations to our Adjusted statements of operations for each of the nine months ended September 30, 2008 and September 30, 2007 (Certain prior period amounts have been reclassified to conform to the current period presentation) (in thousands, except per share data):

	Nine Months Ended September 30, 2008 (Unaudited)
	Actual (GAAP)	Stock-based compensation expense	Upfront and milestone payments to partners	Separation benefits	Contract termination costs	Impairment of long- lived assets	Adjusted
Net sales	$913,200	—	—	—	—	—	$913,200

Costs and expenses:
Costs of sales	190,554	—	—	—	—	—	190,554
Selling, general and administrative	357,775	(12,642)	—	(10,459)	(540)	(1,482)	332,652
Research & development	82,244	(1,071)	(2,000)	(825)	(4,551)	(3,115)	70,682
Impairment of other intangible assets	8,083	—	—	—	—	(8,083)	—

Operating income	274,544	13,713	2,000	11,284	5,091	12,680	319,312
Interest expense	5,549	—	—	—	—	—	5,549
Interest and other income	(21,295)	—	—	—	—	—	(21,295)

Income before income taxes	290,290	13,713	2,000	11,284	5,091	12,680	335,058
Income taxes	103,491						120,571

Net income	$186,799						$214,487

Diluted earnings per share	$1.48						$1.70
Diluted weighted average shares	126,012						125,886

	Nine Months Ended September 30, 2007 (Unaudited)
	Actual (GAAP)	Stock-based compensation expense	Upfront and milestone payments to partners	Separation benefits	Contract termination costs	Impairment of long- lived assets	Adjusted
Net sales	$781,026	—	—	—	—	—	$781,026

Costs and expenses:
Costs of sales	155,324	—	—	—	—	—	155,324
Selling, general and administrative	292,419	(9,694)	—	—	—	—	282,725
Research & development	83,663	(1,246)	(8,070)	—	—	—	74,347
Impairment of other intangible assets	—	—	—	—	—	—	—

Operating income	249,620	10,940	8,070	—	—	—	268,630
Interest expense	90	—	—	—	—	—	90
Interest and other income	(25,105)	—	—	—	—	—	(25,105)

Income before income taxes	274,635	10,940	8,070	—	—	—	293,645
Income taxes	97,793						105,154

Net income	$176,842						$188,491

Diluted earnings per share	$1.31						$1.40
Diluted weighted average shares	134,491						134,566

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For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Endo

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used primarily to treat and manage pain. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future net sales, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; competition in our industry, including for branded and generic products, and in connection with our acquisition of rights to assets, including intellectual property; government regulation of the pharmaceutical industry; our dependence on a small number of products and on outside manufacturers for the manufacture of our products; our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business; new regulatory action or lawsuits relating to our use of controlled substances in many of our core products; our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves; our ability to protect our proprietary technology; our ability to successfully implement our in-licensing and acquisition strategy; the availability of third-party reimbursement for our products; the outcome of any pending or future litigation or claims by the government; our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total net sales; a determination by a regulatory agency that we are engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; the loss of branded product exclusivity periods and related intellectual property; and exposure to securities that are subject to market risk including auction-rate securities the market for which is currently illiquid; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K/A for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on April 29, 2008. The forward-looking statements in this press release and on the related conference call are

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qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

(Tables Attached)

The following tables present Endo’s unaudited net sales for the three months ended September 30, 2008 and September 30, 2007:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended September 30,
	2008	2007
LIDODERM®	$194,138	$174,326
OPANA® ER AND OPANA®	41,496	23,998
PERCOCET®	31,371	31,644
FROVA®	14,306	13,465
VOLTAREN® GEL	10,299	—
Other Brands	2,748	2,707

Total Brands	$294,358	$246,140
Total Generics	$22,410	$23,330

Total Net Sales	$316,768	$269,470

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The following tables present Endo’s unaudited net sales for the nine months ended September 30, 2008 and September 30, 2007:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2008	2007
LIDODERM®	$559,712	$496,926
OPANA® ER AND OPANA®	128,171	78,274
PERCOCET®	96,553	91,183
FROVA®	41,247	38,365
VOLTAREN® GEL	11,296	—
Other Brands	8,031	7,837

Total Brands	$845,010	$712,585
Total Generics	$68,190	$68,441

Total Net Sales	$913,200	$781,026

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The following table presents condensed consolidated cash flow data for the nine months ended September 30, 2008 and September 30, 2007:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2008	2007
Net cash provided by operating activities	$228,109	$287,431
Net cash provided by (used in) investing activities	153,486	(630,624)
Net cash used in financing activities	(98,961)	(10,008)

Net increase (decrease) in cash and cash equivalents	$282,634	$(353,201)

Cash and cash equivalents, beginning of period	$350,325	$628,085
Cash and cash equivalents, end of period	$632,959	$274,884

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